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                                  EXHIBIT 12.2

           STATEMENT OF COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                                     Year Ended
                                                                    December 31,
                                                                        2001
                                                                    ------------
Earnings:
   Income before taxes                                                $ 51,215
   Fixed charges per below                                              30,218
   Less: capitalized interest per below                                    213
   Current period amortization of interest
     capitalized in prior periods                                           --
                                                                      --------

   Total earnings                                                     $ 81,220
                                                                      ========

Fixed charges and preferred stock dividends:
   Interest expense                                                   $ 29,170
   Capitalized interest                                                    213
   Interest portion of rent expense                                        835
   Preferred dividend requirements                                          --
                                                                      --------

   Total fixed charges and preferred stock dividends                  $ 30,218
                                                                      ========

Ratio of earnings to combined fixed charges
   and preferred stock dividends                                           2.7
                                                                      ========
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